EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WILLIAM DELANEY JOINS SANMINA’S BOARD OF DIRECTORS

San Jose, CA — January 24, 2018.  Sanmina Corporation (NASDAQ: SANM), a leading integrated manufacturing solutions company, announces the appointment of William DeLaney to the Company’s Board of Directors effective January 19, 2018.

DeLaney has over 25 years of experience in accounting, finance, operations and management with Sysco Corporation, a food marketing and distribution company, most recently as Chief Executive Officer from March 2009 until December 2017 and as a director of Sysco from January 2009 until December 2017.  DeLaney currently serves as a director of Express Scripts Holding Company, a pharmacy benefit management company.

DeLaney obtained a Bachelor of Business Administration from the University of Notre Dame and an MBA from the Wharton Graduate Division of the University of Pennsylvania.

“Bill is a seasoned leader with great operational and financial experience.  His successful track record leading an operationally intensive business for many years will be extremely valuable to Sanmina, and we are looking forward to drawing upon his strategic insight,” said Jure Sola, Executive Chairman of the Board of Directors of Sanmina Corporation.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, storage, industrial, defense, medical, energy and industries that include embedded computing technologies such as, point of sale devices, casino gaming and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina.com.

Sanmina Contact
Paige Bombino
Vice President, Investor Relations
(408) 964-3610